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                                   Exhibit 5


    Opinion of O'Connor & Associates, P.C. relating to the issuance of shares of common stock pursuant to the DCX 1995 Stock Incentive Plan and the DCX 1991 Stock Option Plan


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                         [GRAPHIC OF LETTERHEAD OMITTED]

                               September 25, 1996


DCX, Inc. Board of Directors
3002 North State Highway 83
Franktown, Colorado 80016-0659


     We have acted as counsel to DCX, Inc. (the "Corporation") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed on or about September 30, 1996 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to 400,000 shares (the "Securities") of common stock, no par value, of the Corporation which may be issued from time to time pursuant to the DCX 1995 Stock Incentive Plan (the "1995 Plan"), and with respect to 300,000 shares (the "Securities") of common stock, no par value, of the Corporation which may be issued from time to time pursuant to the DCX 1991 Stock Option Plan (the "1991 Plan").

     We have examined the 1995 Plan, the 1991 Plan, and the originals or photostatic or certified copies of such records of the Corporation, certificates of officers of the Corporation and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies. We have also made inquiries of officers and employees of the Corporation and of such others as deemed necessary for purposes of this opinion.

     Based upon our examination and inquiries referred to above and subject to the requirements stated below, we are of the opinion that the Securities will be legally issued, fully paid and nonassessable.

     Our opinion is subject to the following requirements: Options to purchase the Securities, or other awards under the 1995 Plan and the 1991 Plan (collectively referred to as the "Plans"), must be duly authorized by the administrators of the respective Plans and the board of directors of the Corporation, and, as applicable, duly executed, authenticated, issued and delivered by the Corporation; the Registration Statement, as it may be amended, must be effective under the Securities Act and, in the case of control securities, must include a reoffer prospectus; there must be compliance with applicable securities or blue sky laws of various jurisdictions; the Securities must be duly executed, authenticated, issued and delivered against


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


payment therefor in accordance with the terms of the Plans, with the terms of the particular options being exercised or the other awards granted under the Plans, as applicable, and with the administrative procedures duly required by the administrators of the Plans; the final terms of the Securities must be in compliance with then applicable law.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                    /s/O'Connor & Associates, P.C.

                                    O'CONNOR & ASSOCIATES, P.C.



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